Exhibit 99.1

PRESS RELEASE | November 15, 2022 | NASDAQ:PLL

SAYONA QUEBEC EXPANDS LAND POSITION WITH
ACQUISITION & EARN-IN OF VALLÉE LITHIUM PROJECT

BELMONT, NC, November 15, 2022 – Piedmont Lithium (“Piedmont” or “Company”) (Nasdaq:PLL; ASX:PLL), a leading global developer of lithium resources critical to the U.S. electric vehicle supply chain, today announced that Sayona Quebec, owned 75% by Sayona Mining (“Sayona”) (ASX:SYA) and 25% by Piedmont, has entered into a strategic acquisition and earn-in agreement with Jourdan Resources Inc. (“Jourdan Resources” or “Jourdan”) (TSXV:JOR) for 48 claims of the Vallée Lithium Project (“Vallée”). The move will increase the land position for Sayona Quebec’s adjacent North American Lithium project (“NAL”) operation.

Under the agreement, Sayona Quebec will acquire 20 claims of Vallée outright, which will be added to NAL’s existing 19 claims on the adjacent property. Sayona Quebec can earn into a 51% equity interest in the remaining 28 claims of Vallée by making a series of staged investments, including:

•	A 25% earned interest by spending C$4 million on exploration within 12 months,
•	A 25% earned interest by spending another C$6 million on exploration within 24 months, and
•	A 1% earned interest if Sayona Quebec arranges funding for the development of a mine at Vallée.

In addition to the equity ownership and earn-in rights in Vallée, Sayona Quebec also acquired an approximately 9.99% ownership interest in Jourdan Resources, including a right to a seat on Jourdan’s board of directors. The agreement is subject to completion of due diligence and receipt of any necessary regulatory and exchange approvals.

Keith Phillips, President and CEO of Piedmont, said the Company is pleased that the additional claims provide an immediate expansion of the potential NAL operating area. “The claims of the Vallée Lithium Project represent the potential to extend or expand NAL operations over time.  At this time, we remain focused on near-term production of spodumene concentrate as NAL advances toward the restart target of H1 2023.”

Commercial shipments of spodumene concentrate from NAL could begin as early as Q3 2023, providing Piedmont with revenue generation from the operation as well as product sales through Piedmont’s offtake agreement. The Company holds an offtake agreement for the greater of 113,000 tons per year or 50% of spodumene concentrate production at a ceiling price of US$900 per metric ton on a life-of-mine basis.

The statements in the link below were prepared by, and made by, Sayona Mining. The following disclosures are not statements of Piedmont and have not been independently verified by Piedmont. Sayona Mining is not subject to U.S. reporting requirements or obligations, and investors are cautioned not to put undue reliance on these statements. Sayona Mining’s original announcement can be found here.

For further information, contact:

Erin Sanders	Christian Healy/Jeff Siegel
VP, Corporate Communications	Media Inquiries
T: +1 704 575 2549	E: Christian@dlpr.com
E: esanders@piedmontlithium.com	E: Jeff@dlpr.com

About Piedmont Lithium
Piedmont Lithium (Nasdaq:PLL; ASX:PLL) is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. Our goal is to become one of the largest lithium hydroxide producers in North America by processing spodumene concentrate produced from assets where we hold an economic interest. Our projects include our Carolina Lithium and Tennessee Lithium projects in the United States and partnerships in Quebec with Sayona Mining (ASX:SYA) and in Ghana with Atlantic Lithium (AIM:ALL; ASX:A11). These geographically diversified operations will enable us to play a pivotal role in supporting America’s move toward energy independence and the electrification of transportation and energy storage. For more information, follow us on Twitter @PiedmontLithium and visit www.piedmontlithium.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of or as described in securities legislation in the United States and Australia, including statements regarding exploration, development, and construction activities of Sayona Mining and Piedmont; current plans for Piedmont’s mineral and chemical processing projects; and strategy. Such forward-looking statements involve substantial and known and unknown risks, uncertainties, and other risk factors, many of which are beyond our control, and which may cause actual timing of events, results, performance or achievements and other factors to be materially different from the future timing of events, results, performance, or achievements expressed or implied by the forward-looking statements. Such risk factors include, among others: (i) that Piedmont or Sayona Mining will be unable to commercially extract mineral deposits, (ii) that Piedmont’s or Sayona Mining’s properties may not contain expected reserves, (iii) risks and hazards inherent in the mining business (including risks inherent in exploring, developing, constructing and operating mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), (iv) uncertainty about Piedmont’s ability to obtain required capital to execute its business plan, (v) Piedmont’s ability to hire and retain required personnel, (vi) changes in the market prices of lithium and lithium products, (vii) changes in technology or the development of substitute products, (viii) the uncertainties inherent in exploratory, developmental and production activities, including risks relating to permitting, zoning and regulatory delays related to our projects as well as the projects of our partners in Quebec and Ghana, (ix) uncertainties inherent in the estimation of lithium resources, (x) risks related to competition, (xi) risks related to the information, data and projections related to Sayona Mining, (xii) occurrences and outcomes of claims, litigation and regulatory actions, investigations and proceedings, (xiii) risks regarding our ability to achieve profitability, enter into and deliver product under supply agreements on favorable terms, our ability to obtain sufficient financing to develop and construct our projects, our ability to comply with governmental regulations and our ability to obtain necessary permits, and (xiv) other uncertainties and risk factors set out in filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”) and the Australian Securities Exchange, including Piedmont’s most recent filings with the SEC. The forward-looking statements, projections and estimates are given only as of the date of this press release and actual events, results, performance, and achievements could vary significantly from the forward-looking statements, projections and estimates presented in this press release. Readers are cautioned not to put undue reliance on forward-looking statements. Piedmont disclaims any intent or obligation to update publicly such forward-looking statements, projections, and estimates, whether as a result of new information, future events or otherwise. Additionally, Piedmont, except as required by applicable law, undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Piedmont, its financial or operating results or its securities.